CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$500,000,000	$58,050

(1)	Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $101,303.10 have already been paid by an affiliate of JPMorgan Chase & Co. with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3/A (No. 333-137587) filed on February 12, 2007 and have been carried forward, of which $58,050.00 is offset against the registration fee due for this offering and of which $43,253.10 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 208L, dated May 17, 2011 (To Prospectus dated October 13, 2010 and Prospectus Supplement dated October 21, 2010)	Rule 424(b)(2) File No. 333-169900 CUSIP No. 46623EJJ9

JPMORGAN CHASE & CO.

☒	Senior Medium-Term Notes, Series H
Due from Nine Months to Thirty Years from Date of Issue

☐	Subordinated Medium Term Notes, Series C
Due from Nine Months to Thirty Years from Date of Issue

Principal Amount: Issue Price: Commission or Discount: Proceeds to Company:	$ $ $	500,000,000 100 1,750,000 498,250,000	% (0.350%)

Agents	Principal Amount To be Purchased
J.P. MORGAN SECURITIES LLC	$490,000,000
ALADDIN CAPITAL LLC	$5,000,000
CASTLEOAK SECURITIES, LP	$5,000,000

Agents’ Capacity: if as principal	☐ As agent	☒ As principal

☐	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

☒	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).

Issue Date:	May 24, 2011 (T+5)

Stated Maturity:	May 24, 2016

Form:         ☒ Book-entry         ☐ Certificated

Currency:         U.S. Dollars

☐ Fixed Rate Note:         ☐% per annum

☒ Floating Rate Note:	CD ☐ Treasury Rate ☐	Commercial Paper Rate ☐ Prime Rate ☐	Reuters LIBOR01 ☒

Interest Payment Dates: Quarterly on the 24th of February, May, August and November, via modified following business day convention, commencing August 24, 2011

Interest Reset Dates: Quarterly on 24th of February, May, August and November, via modified following business day convention, commencing August 24, 2011

Index Maturity: 3-month LIBOR

Spread (+/-): +110 basis points

Multiplier: Not Applicable

Maximum Interest Rate: Not Applicable

Minimum Interest Rate: Not Applicable

Optional Redemption: Yes ☐    No ☒

Other:

For purposes of this pricing supplement, a “business day” is a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York and London.

Delivery of the notes will be made against payment therefor on or about May 24, 2011, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing and the next two succeeding business days should consult their own advisors.